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                                                                    EXHIBIT 10.1

                            CONTRACT FOR THE MANDATE
                       OF THE PRESIDENT OF THE DIRECTORATE




BETWEEN THE UNDERSIGNED:

ALMA INTERVENTION, a Societe Anonyme with a Supervisory Board (Conseil de Surveillance) and Directorate (Directoire), having its registered office at Domaine des Bois d'Houlbec, Houlbec Cocherel, 27120 Pacy s/ Eure, registered at the Companies Registry of Evreux under number B 339 602 195, represented by Mr John Cook, Chairman of the Supervisory Board, duly empowered for these purposes, hereinafter referred to as "ALMA",


                                                                    ON ONE HAND,

AND

MR MARC EISENBERG, born 9 April 1955 in Paris, 75014, of French nationality, residing at 14, rue Margueritte, 75017 Paris.

                                                              ON THE OTHER HAND.


IT HAS BEEN AGREED AND DECIDED AS FOLLOWS:

1.       MANDATE

         The Supervisory Board of ALMA has appointed Mr Marc Eisenberg as member and President of the Directorate for a mandate of five years, unless sooner terminated in accordance with the terms hereof.

         Mr Marc Eisenberg will perform the duties incumbent upon the "President of the Directorate" of ALMA as from the date of his appointment, according to the terms and conditions set forth below.


2.       MANAGERIAL DUTIES

         Mr Marc Eisenberg will be mandated to exercise all powers necessary for the management of the company's assets and will be empowered, for this purpose, to carry out all acts and enter into any and all contracts of any kind or form involving ALMA within the limit of ALMA's object and interest and within the limits of this agreement.

         Subject to the terms and conditions of this agreement, Mr Marc Eisenberg will have complete discretionary control of ALMA signature and will be empowered within the limit of the objects of ALMA and on behalf of ALMA, to enter into any contract, assume any obligation, make any waiver, sign any comprise ("compromis") and act in


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         every circumstance on behalf of ALMA, without having to produce authorization or power of attorney specifically granted powers for any of the above purposes.

         Mr Marc Eisenberg will devote all of his time and efforts for the proper performance of his contractual duties. It is, however, expressly agreed that Mr Marc Eisenberg shall be able to engage and pursue other non-competitive activities so long as such activities do not interfere with his duties hereunder.


3.       SPECIAL AUTHORIZATIONS

3.1      SPECIFIC DECISIONS REQUIRING COUNTERSIGNATURE

         The parties agree, in accordance with ALMA Memorandum and Articles of Association ("Statuts") that Mr Marc Eisenberg will be required to secure, for any transaction (or series of related transactions) involving an amount exceeding FRF 1,000,000, the signature of another Member of the Directorate; similarly, for any transaction (or series of related transactions) involving a sum in excess of FRF 2,000,000, Mr Marc Eisenberg must secure prior authorization from the Chairman of the Supervisory Board in addition to the signature of another member of the Directorate.

3.2      AUTHORIZATION OF THE SUPERVISORY BOARD

         Mr Marc Eisenberg is required to obtain the express agreement of the Supervisory Board prior to the implementation of the following decisions:

         - any issuing of shares or securities of any nature, including, particularly, those issued in fulfillment of a promise or in payment of dividends;

         - any change in the Statuts or any decisions that would be designed to or result in any change in the Statuts;

         - the establishment, acquisition or transfer of any subsidiary, branch or office or the holding of any securities or deeds of any third company, with the exception of securities ALMA may hold it being understood that the Chairman of the Supervisory Board will be entitled to determine the types of investments that are made by Alma;

         - the signature of any loan agreement involving a sum in excess of FRF 2,000,000;

         - the granting or concession of any charge over ALMA's assets in order to guarantee a sum greater than FRF 2,000,000;

         - the concession or granting of any pledge, security or guarantee, other than the guarantees or pledges provided for in the preceding subparagraph, involving a sum exceeding the total annual ceiling authorized by the Supervisory Board, but only as regards securities intended to guarantee a good provision of services ("la bonne fin") provided by ALMA to its clients within the scope of its present activity;


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         -        the drawing-up of accounts following each financial year as well as the allocation of earnings and, especially, the decision to pay dividends;

         -        the ceasing of any core activity of ALMA;

         - the commencement of a new core activity which would not be a logical continuation of ALMA's present business;

         -        appointment of Auditors;

         - the signing or termination of any contract involving (i) a term in excess of three years, or (ii) yearly expenses for ALMA in excess of FRF 1,000,000, with the following exceptions:

                  a)       contracts signed with clients of ALMA;

                  b) agreements signed with attorneys or with other brokers or agents in the normal course of company activity whose compensation does not exceed 10% of the amounts invoiced by ALMA in connection with a given file;

         - the acquisition or transfer of any assets with a value in excess of FRF 1,500,000;

         - the signing of any new collective agreement with the employees;

         - the hiring of any person whose base salary could exceed FRF 1,000,000 and whose total earnings could exceed FRF 2,000,000 or whose contractual termination compensation could equal or exceed six months of salary;

         - any amendment or modification of Eric Eisenberg's employment contract;

         - any change in the employment contract of any employee which would increase the employee's total remuneration in excess of FRF 2,000,000 or diminish any non-competition covenants;

         - the termination of any employee or representative whose total annual salary exceeds FRF 1,000,000, with the exception of any termination for serious and gross misconduct (faute lourde ou faute grave);

         - any additional remuneration or benefits to or for the benefit of Mr Marc Eisenberg.

         In the event of the Supervisory Board's refusal to authorize any of the above actions listed above, Mr Marc Eisenberg can, should he deem it useful, convene an Extraordinary General Assembly.

3.3      QUARTERLY REPORT TO THE SUPERVISORY BOARD

         In addition to reports reasonably requested by the Supervisory Board or required by law, every quarter a report on new litigation or legal proceedings initiated by ALMA and exceeding an initial risk threshold of FRF 400,000 will be submitted to the Supervisory Board, with the exception of accounts collection proceedings.


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         Failure by the Supervisory Board to approve such litigation will require the Directorate to put an end to such litigation or legal proceeding as expedioustly as possible.

         Failure to comply with the provisions of this article 3 will constitute just grounds for terminating Mr Marc Eisenberg's appointment as President of the Directorate.


4.       SALARY

         Mr Marc Eisenberg will earn, by virtue of this agreement, a gross fixed annual salary of FRF 975,000.

         In addition, from and including, the fiscal year 1 January 1998 - 31 December 1998, Mr Marc Eisenberg is entitled to a variable sum determined in accordance with ALMA's success in meeting performance goals as defined in article 10 below. This variable sum will be calculated according to the scale below:

         -        meeting threshold: 20% of the fixed salary;

         -        meeting target: 44% of the fixed salary;

         -        meeting stretch: 67% of the fixed salary.

         The variable sum will be paid to Mr Marc Eisenberg during the month following the certification of the accounts of the relevant year under US GAAP by the joint Auditors and at the latest by 31 March following the end of said fiscal year.

         In order to be eligible to receive the variable sum referred to above for any fiscal year, Mr Marc Eisenberg must be providing services to ALMA pursuant to this agreement at the end of such fiscal year. If Mr Marc Eisenberg resigns or his appointment is terminated for any reason whatsoever, he shall not be entitled to any variable sum for the fiscal year in which such resignation or termination occurs or thereafter provided that if Mr Marc Eisenberg's appointment hereunder is terminated by Alma other than for faute grave or lourde or breach of the non competition clauses in article 8 below after 30 June in any calendar year, Mr Marc Eisenberg will be entitled to the variable sum for such year on a prorata basis.


5.       STOCK OPTION

         In the event that ALMA meets the target level of performance set out in
         Article 10 below for the annual period ended 31 December 1998, he will automatically become party to a separate Stock Option Agreement in substantially the form attached hereto as Annex 1 ("STOCK OPTION AGREEMENT") in accordance with which Mr Marc Eisenberg will be granted non-qualified options ("OPTIONS") to purchase 50,000 shares of PRG's no par Common Stock under The Profit Recovery Group International, Inc. 1996 Stock Option Plan at a purchase price equal to the closing price per share of PRG's Common Stock as reported by NASDAQ on the date of such grant, or if such date is not a date on which PRG's Common Stock trades, then the closing price per share on the next preceding trading day.

         The Options granted to Mr Marc Eisenberg pursuant hereto shall vest over a five (5) year period from the date of grant at the rate of twenty (20%) per cent per year.


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         Unvested portions of the Option's shall terminate upon the death or disability of Mr Marc Eisenberg, or termination of his appointment hereunder.

         Mr Marc Eisenberg will be eligible for additional stock options during the term hereof at the sole discretion of PRG's Compensation Committee in recognition of his contribution to the success of PRG and ALMA.


6.       PAYMENT OF COMPENSATION UPON TERMINATION

         In the event of the termination, other than for one or more of the five conditions specified below, of Mr Marc Eisenberg's mandate by ALMA, the parties agree that a special compensation will be paid to Mr Marc Eisenberg.

         This compensation payment upon termination is granted in recognition of the following:

         -        Mr Marc Eisenberg's ratifying the non-competition clause;

         -        services rendered in the interest of ALMA by Mr Marc
                  Eisenberg;

         -        the moral damage resulting from his termination.

         It is expressly agreed between the parties that this compensation is unseverable and that each of the above conditions is sufficient in and of itself to justify payment of the termination compensation.

         In the event that this compensation is demanded pursuant to the provisions of this agreement, it shall be considered by the parties to be an irrevocable and uncontestable, except as expressly provided for herein.

         This sum of this termination compensation is set at the equivalent amount in French Francs of USD 1,000,000 (one million US dollars).

         However, this termination compensation will not be due should the termination result from one or any of the conditions set forth below:

         1. Grave or gross misconduct (faute grave or faute lourde) in accordance with the definition of these terms under French jurisprudence by Mr Marc Eisenberg.

         2. In the event Mr Marc Eisenberg violates the terms of the non-competition clause set forth in article 8 below, or the restrictions set forth in clause 10 of the Sales Agreement of this date.

         3. In the event that ALMA fails to meet its threshold levels of performance set out in article 10, for a period of two consecutive term years it being understood that the decision to terminate Mr Marc Eisenberg's mandate will have to be made within the period of three months from the date where the General Assembly recorded the failure to meet ALMA's threshold performance level.

         4. In the event of Mr Marc Eisenberg's resignation, the death of Mr Marc Eisenberg or of his Total Disability, as defined below.


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         5.       Mr Marc Eisenberg's failure or refusal to comply with the
                  provisions of article 3 where such failure constitutes faute grave or faute lourde.

         In the event Mr Marc Eisenberg is unable due to illness, accident or any other physical or mental incapacity to perform the services required of him hereunder for NINETY (90) days within any ONE HUNDRED EIGHTY (180) day period, or such earlier date as the law permits, the Chairman of the Supervisory Board may appoint another person (the "INTERIM PRESIDENT") to serve in Mr Marc Eisenberg's place and stead as a member and President of the Directorate.

         The appointment of such Interim President shall not be deemed a termination of Mr Marc Eisenberg's appointment hereunder and shall not entitle Mr Marc Eisenberg to any termination compensation. The Interim President may continue to serve in Mr Marc Eisenberg's place and stead until the earlier of (i) such time as Mr Marc Eisenberg's condition has resolved such that he is able and willing to resume his duties hereunder, or (ii) the expiration of the five year term of this agreement.

         If there is any dispute as to whether Mr Marc Eisenberg is able to resume his duties hereunder, the issue shall be determined by medical doctor(s) as provided in section (ii) of the paragraph immediately below.

         During any such disability, Mr Marc Eisenberg shall be entitled to receive salary or other remuneration hereunder to the extent that Alma receives reimbursement from the French government in respect of such salary or other remuneration and is obliged by law to top up such reimbursement.

         For purposes of this agreement, Mr Marc Eisenberg shall be deemed Totally Disabled if (i) it is determined that he is totally disabled by the standards established by health insurance medical experts, or (ii) in the judgement of both a medical doctor selected by the Chairman of the Supervisory Board and a medical doctor selected by Mr Marc Eisenberg, or his legal representative (or, in the event such doctors fail to agree, then in the majority opinion of such doctors and a third medical doctor chosen by such doctors) that Mr Marc Eisenberg's disability is such that he is unable due to illness, accident or any other physical or mental incapacity to perform the services required of him hereunder in substantially the same manner as he was as of the commencement of the term of this agreement, and that such condition is not likely to resolve within the then remaining period of this agreement.

         In the event Mr Marc Eisenberg disputes the validity of his termination pursuant to paragraph 1 or 5 above and of legal proceedings in respect of this special termination compensation are undertaken, this compensation will be placed in escrow by ALMA, in a CARPA account designated by ALMA, within 15 days from the date of notification of dispute.

         This sum will only be paid to Mr Marc Eisenberg provided that a definitive court decision confirms that the grounds for witholding payment of the special termination compensation are invalid.

         In the contrary case, said sum will be reimbursed to ALMA from the escrow account.

         Accrued interest on the amount held in escrow will be paid to the beneficiary of the sum awarded by a court.


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         In the event that The Profit Recovery Group International Inc. ("PRG"), would transfer directly or indirectly, control of ALMA to a third party during the initial five year period defined by this agreement, the special compensation described above will be payable to Mr Marc Eisenberg, even pursuant to his resignation, within such five year period, provided at the time of such resignation none of the five conditions of termination set forth above exist.

         This agreement having been contractually established for a period of five years, it is expressly agreed between the parties that the termination compensation provided for will not be payable by ALMA after the expiration of this first term.


7.       NOTICE OF TERMINATION

         Mr Marc Eisenberg's appointment pursuant to this agreement may be terminated by Mr Eisenberg by giving ALMA thirty days prior written notice, which notice however may be waived by ALMA.


8.       NON-COMPETITION

         Mr Marc Eisenberg undertakes not to solicit or hire, directly or indirectly, any persons who are or becomes employees, independent contractors or agents of ALMA or any of its subsidiaries (the "ALMA GROUP"), PRG or any of its affiliates in whatever capacity, even in the case of activities not in direct competition with those of the ALMA Group or PRG or any of its affiliates.

         The non-solicitation of employees and independent contractors contained in the previous paragraph of this article 8 excludes the solicitation or hiring of independent contractors other than those who provide substantially all of their services to ALMA, so long as it is for a non-competitive business and the contractor agrees not to solicit other employees or contractors on behalf of Mr Marc Eisenberg.

         He further undertakes not to solicit or serve any of the customers of the ALMA Group or PRG or any of its affiliates, directly or indirectly, on his own behalf or on behalf of others for any purpose whatsover.

         He further undertakes not to take any interest, direct or indirect (with the exception of interests not exceeding 5% of a company whose shares are quoted on a Stock Exchange) in companies or groups which are in competition with the business of the ALMA Group or PRG or any of its affiliates, on French territory or in any other country where the ALMA Group or PRG or any of its affiliates conducts their business at the date of termination of this agreement.

         He undertakes to abstain from providing any services, directly or indirectly, which are in competition with the business of the ALMA Group or of PRG or any of its affiliates, on French territory or in any other country where the ALMA Group or PRG or any of its affiliates could conduct their business as carried on at the date of termination of this agreement.


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         All of the above undertakings provided for by this clause are to be undertaken during the period of this agreement and for a period of five years from the date of Mr Marc Eisenberg's departure from ALMA for any reason whatsoever. This period will however be reduced to three years in the event of termination of Mr Marc Eisenberg by ALMA during the initial five years of this agreement on whatever ground except for (i) serious or gross misconduct (faute grave or lourde), (ii) violation of the terms of the non-competition clause set forth in this article 8, the confidentiality clause set forth in article 9 below or the restrictions set forth in clause 10 of the Sales Agreement. The period of five years, from Mr Marc Eisenberg's departure from ALMA at any time after the initial five years will be reduced to two years from such departure in the event of termination of Mr Marc Eisenberg by ALMA on whatever ground except for (i) serious or gross misconduct (faute grave or lourde), or (ii) violation of the terms of the non-competition clause set forth in this article 8, the confidentiality clause set forth in article 9 below or restrictions set forth in clause 10 of the Sales Agreement.


9.       CONFIDENTIALITY

         During the term of this agreement, and for a period of five years from the date of Mr Marc Eisenberg's departure from ALMA for any reason whatsoever, Mr Marc Eisenberg will not divulge to any third party whatsoever or use for his own or another's advantage any of the trade secrets or confidential know-how or confidential financial or trading information as to customers of the ALMA Group, PRG or its affiliates, or in relation to the business, finances, dealings or affairs of the ALMA Group, PRG or any of its affiliates except insofar as Mr Marc Eisenberg may prove the same has become a matter of public knowledge (otherwise than by a breach by him of this clause) or insofar as such disclosure may be required by law.

         Mr Marc Eisenberg undertakes to keep confidential any information not intended release to the public, any know-how, any intellectual property, any patents, etc, involving any aspect of ALMA's, or any aspect of one its subsidiary's, business.

         Mr Marc Eisenberg accepts and agrees that breach by him of this confidentiality clause will constitute grave or gross misconduct (faute grave or lourde) by him.


10.      PERFORMANCE LEVELS

         Mr Marc Eisenberg will deploy his best efforts to ensure that ALMA meets performance levels set out below:

         - for ALMA's fiscal year ending on 31 December 1998, the threshold performance level, the target performance level and the stretch performance level are, respectively, FRF 28,800,000, FRF 31,900,000 and FRF 38,300,000 of the net
                  result before taxation;

         - for ALMA's subsequent fiscal years (established for a twelve month period), the threshold performance level will be equal to 120% of the net result before taxation on the books for the previous year; and, should it be necessary, this threshold performance level will be subject to redefinition by consensus taking in account of any changes that may affect ALMA's Business.


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         It is further specified that, for the purposes of measuring ALMA's achievement of the various levels of performance, the sum of any payment made by the Principals in compensation for any loss sustained by ALMA under the terms of the WARRANTY AGREEMENT signed on the date of the transfer of control of ALMA to PRG to a party other than ALMA will be included in the accountancy of the net result. Conversely, the following items will not be included in the calculation of the net result for the purposes of measuring ALMA's achievement of the various levels of performance:

         - the impact of any change of accounting methods imposed on ALMA;

         - the amount of any royalty payment or other management fee levied by PRG or any other company within the PRG Group on ALMA; provided, however, that direct charges of actual amounts incurred by PRG or any other company within PRG for or on behalf of ALMA, including but not limited to any compensation or other remuneration paid to Mr Marc Eisenberg or Mr Eric Eisenberg.


         In the event that ALMA fails to meet its threshold performance level as defined in article 10, for a period of two consecutive term years, this will constitute valid grounds for revoking Mr Marc Eisenberg's mandate, provided however that such revocation will have to be decided upon within three months from the preparation of the accounts of the relevant financial year.


11.      PROTECTED INFORMATION

         All software, computer diskettes, CDs, video tapes, files, audit reports and other information in writing or in print or any other presentation as well as all Technical Information and Trade Secrets relating to the business of the ALMA Group to which Mr Marc Eisenberg will have access under the terms and conditions of this agreement shall be and remain the sole and exclusive property of ALMA. For this reason, upon the termination of his agreement for whatever reason whatsoever, Mr Marc Eisenberg will deliver the entirety of the foregoing that are in his possession and that constitute property belonging to ALMA.


12.      INVENTIONS

         Mr Marc Eisenberg has the duty to disclose any product, service, invention, improvement, discovery, process, formula, program, system or method (collectively "INVENTIONS") that he develops that relate in any way to this agreement or to the business of the ALMA Group and for the term of his mandate.

         These Inventions shall become the sole and exclusive property of ALMA provided that they directly relate to the actual business of the ALMA Group, that they coincide with actual or anticipated development of the business of the ALMA Group and that these Inventions were made or conceived by Mr Marc Eisenberg, either solely by Mr Marc Eisenberg or jointly with others, in the exercise of his mandate.


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         These Inventions shall constitute protected information for the purpose of the preceding article.

         Mr Marc Eisenberg promises to execute and deliver any document, and, more generally do such other acts as necessary for securing all right, title and interest of ALMA in and to any such Invention.


13.      COPYRIGHTS

         Mr Marc Eisenberg understands that any original works of authorship fixed in tangible form that he shall develop during and according to the terms of his mandate, either solely by Mr Marc Eisenberg or jointly with others, will constitute property belonging to ALMA.


14.      COMPANY CAR - BUSINESS EXPENSES - BENEFITS

         ALMA shall place at the disposal of Mr Marc Eisenberg a motor car being a BMW, ZI model or its equivalent, insured and maintained at the cost of ALMA and the fuel and parking costs relating to the use of the car will be paid by ALMA as well as petrol, toll and parking expenses incurred.

         In addition, Mr Marc Eisenberg shall continue to enjoy the benefit of a professional residence, maintained according to the same terms and under the same conditions as when he was Chairman of the Board of Directors of ALMA.

         All reasonable expenses of Mr Marc Eisenberg incurred in connection with the exercise of his mandate will be reimbursed to him against invoices and proof of expenditure.

         Mr Marc Eisenberg will have the benefit of health insurance for directors in accordance with the law during the term of his appointment.


15.      SUBMISSION TO JURISDICTION

         This agreement shall be governed by and construed in accordance with French Law and any litigation relating to its execution, to its interpretation and to its termination will be governed by a court of the jurisdiction of the Court of Appeals where ALMA is headquartered.


16.      NOTICES

         Any notice to be given under this Agreement shall be given in writing by certified mail, return receipt requested, and addressed as set forth below:


         If to ALMA:               114, rue Chaptal
                                   92532 Levallois Perret Cedex


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                                   with copies to:
                                   The Profit Recovery Group International, Inc. 2300 Windy Ridge Parkway
                                   Suite 100 North
                                   Atlanta, GA 30339-8426
                                   Attention: Clinton McKellar, Jr
                                   Senior Vice President and General Counsel

                                   and to:
                                   Ashurst Morris Crisp
                                   22, rue de Marignan
                                   75008 Paris
                                   Attention: Christopher Crosthwaite

         If to Mr Marc Eisenberg:  14, rue Margueritte
                                   75017 Paris

         The date of notice is the date of receipt of the letter, the return receipt authenticating its receipt.




17.      CHANGES TO THE AGREEMENT

         Any modification of or change made to this agreement shall be done by an additional agreement, executed, approved and signed by John Cook, Chairman of the Supervisory Board (whilst in office) and thereafter by the Chairman of the Supervisory Board, and Mr Marc Eisenberg.


18.      SEVERABILITY

         Any provision that may be declared null and void by a court of a given jurisdiction, shall remain null and void within that jurisdiction. However, the nullity of one provision shall not operate or be construed as affecting any other provision nor as affecting the validity of the overall agreement.


MADE ON 7 OCTOBER 1997,

AT LONDON.





-----------------------------------
MR JOHN COOK
FOR ALMA INTERVENTION




-----------------------------------
MR MARC EISENBERG




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